As filed with the Securities and Exchange Commission on August 9, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

________________

Weber Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1999408
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1415 S. Roselle Road Palatine, Illinois	60067
(Address of Principal Executive Offices)	(Zip Code)

Weber Inc. Omnibus Incentive Plan

Weber Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Chris M. Scherzinger Chief Executive Officer 1415 S. Roselle Road Palatine, Illinois 60067 (Name and Address of Agent For Service)

(847) 934-5700 (Telephone Number, Including Area Code, of Agent for Service)

___________________
Copies to: Michael Kaplan Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Class A common stock, par value $0.001 per share
Weber Inc. Omnibus Incentive Plan	22,694,608	$16.18	$367,198,757.44	$40,061.39
Weber Inc. Employee Stock Purchase Plan	9,077,843	$16.18	$146,879,499.74	$16,024.56
Total	31,772,451		$514,078,257.18	$56,085.95

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of Weber Inc. (the “Company” or the “Registrant”) issuable pursuant to the Weber Inc. Omnibus Incentive Plan (22,694,608 shares) (the “Stock Plan”) and the Weber Inc. Employee Stock Purchase Plan (9,077,843 shares) (collectively, the “Plans”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Class A Common Stock as may become subject to awards under the Plans as a result of the stock split, stock dividend and other adjustment provisions contained therein.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of Class A Common Stock on August 5, 2021.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1) The Registrant’s prospectus, dated July 27, 2021, filed with the SEC pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form S-1 (File No. 333-257824), as originally filed by the Company on July 12, 2021 and subsequently amended;

(2) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Registration Statement on Form S-1 referred to in clause (a) above; and

(3)  The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40702), dated August 2, 2021, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL. The Registrant established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

The Registrant’s certificate of incorporation provides that the Registrant’s directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Weber Inc. (incorporated by reference from Exhibit 3.1 to Weber Inc.’s Form S-1, filed on July 12, 2021 (File No. 333-257824))

4.2	Form of Amended and Restated Bylaws of Weber Inc. (incorporated herein by reference from Exhibit 3.2 to Weber Inc.’s Form S-1, filed on July 12, 2021 (File No. 333-257824))

5	Opinion of Davis Polk & Wardwell LLP (filed herewith)

23.1	Consent of Ernst & Young LLP (Weber Inc.) (filed herewith)

23.2	Consent of Ernst & Young LLP (Weber-Stephen Products LLC) (filed herewith)

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24.1	Power of Attorney (included in signature page hereof)

99.1	Weber Inc. Omnibus Incentive Plan (filed herewith)

99.2	Weber Inc. Employee Stock Purchase Plan (filed herewith)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine, State of Illinois, on August 9, 2021.

WEBER, INC.

By:	/s/ Chris M. Scherzinger
	Name:	Chris M. Scherzinger
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Chris M. Scherzinger and William J. Horton, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on August 9, 2021 in the capacities indicated.

SIGNATURE	TITLE

/s/ Chris M. Scherzinger
Chris M. Scherzinger	Chief Executive Officer, Director (principal executive officer)

/s/ William J. Horton
William J. Horton	Chief Financial Officer (principal financial officer)

/s/ Marla Kilpatrick
Marla Kilpatrick	Global Controller, Chief Accounting Officer (principal accounting officer)

/s/ Kelly D. Rainko
Kelly D. Rainko	Director, Chair of the Board

/s/ Susan T. Congalton
Susan T. Congalton	Director

/s/ Elliott Hill
Elliott Hill	Director

/s/ Martin McCourt
Martin McCourt	Director

/s/ Melinda R. Rich
Melinda R. Rich	Director

/s/ James C. Stephen
James C. Stephen	Director

/s/ Magesvaran Suranjan
Magesvaran Suranjan	Director